Exhibit 97
MEDIFAST, INC.
CLAWBACK POLICY
AMENDED AND RESTATED
Introduction
The Board of Directors (the “Board) of Medifast, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay for performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an Accounting Restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is intended to comply with and be interpreted in accordance with the requirements of Section 303A.14 (“Section 303A.14”) of the New York Stock Exchange (“NYSE”) Listed Company Manual. The provisions of Section 303A.14 shall prevail in the event any conflict between the text of this Policy and such section.
Administration
This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.
Covered Executives
This policy applies to (i) the Company’s current and former officers as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) such other senior executives/employees who the Board, in its sole discretion, determines committed any act or omission that contributed to the circumstances requiring the Accounting Restatement and which involved any of the following: (A) negligence, misconduct, wrongdoing or a violation of any of the Company’s rules or of any applicable legal or regulatory requirements in the course of such employee’s employment by, or otherwise in connection with, the Company; or (B) a breach of a fiduciary duty to the Company or its stockholders by such employee (collectively, the “Covered Executives”). For the sake of clarity, Covered Executives includes at a minimum executive officers identified by the Board pursuant to 17 CFR 229.401(b).
Incentive Compensation
For purposes of this Policy, Incentive Compensation means any compensation that is granted earned or vested based in whole or in part on the attainment of a Financial Reporting Measure, and includes but is not limited to:
•Annual bonuses and other short-and long-term cash incentives;
•Stock options;
•Restricted stock;
•Restricted stock units;
•Performance shares; and
•Performance units.
For clarity, Incentive Compensation does not include awards that vest based solely on the performance of services over a period of time. For purposes of the Policy “Financial Reporting Measures” shall mean those measures based on accounting principles used in preparing the Company’s financial statements, any measures derived in whole or in part from that information (including reportable segments of the Company’s business and non-GAAP financial measures), stock price and total stockholder return (“TSR”). A “Financial Reporting Measure” need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission (the “Commission”).
        US_ACTIVE-119745955.2

Recoupment: Accounting Restatement
As used herein, an “Accounting Restatement” is a restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement which (A) restates historical financial statements to correct errors that were material to those previously issued financial statements; or (B) restates errors that occurred in prior periods and were not material to previously issued financial statements, but would result in a material misstatement (i) if the errors were left uncorrected in the current period or (ii) if the error correction was recognized in the current period financial statements.
In the event the Company is required to prepare an Accounting Restatement, the Board shall require reimbursement or forfeiture of the Excess Amount of any Incentive Compensation Received by any Covered Executive during the three-year period preceding the date on which the Company is required to prepare an Accounting Restatement. As used herein, Incentive Compensation is deemed “Received” in the fiscal period that the Financial Reporting Measure specified in the Incentive Compensation arrangement is attained, even if the payment, vesting, or grant of the Incentive Compensation occurs after the end of that period.
The date that the Company is required to prepare an Accounting Restatement for purposes of this policy is the earlier of (1) the date that the Board, a committee of the Board or a group of officers of the Company concludes, or reasonably should have concluded, that the Company’s previously issued financial statements contain a material error, or (2) the date a court, regulator or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error.
As used herein, the “Excess Amount” to be recovered will be the excess of the Incentive Compensation Received by the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the information in the Accounting Restatement, as determined by the Board. In the event the Excess Amount is based on a measurement that is not subject to mathematical recalculation, the Excess Amount shall be based on a reasonable estimate of the effect of the Accounting Restatement, as determined by the Board, which shall be set forth in writing. For example, in the case of Incentive Compensation based on stock price or TSR, the Excess Amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR.
The Board cannot forgo, settle, or release amounts subject to the clawback and cannot indemnify or insure Covered Executives against the loss of erroneously awarded Incentive Compensation. However, the Board shall not seek recovery of the Excess Amount if the Compensation Committee of the Board or a majority of the independent directors determines that to do so would be impracticable because (i) the cost of recovery would be in excess of the Excess Amount and a reasonable attempt to recover the Excess Amount has already been made and documented; or (ii) such recovery would violate home-country law (provided such law was adopted prior to November 28, 2022), and only if the Company obtained an opinion of home-country counsel establishing that recovery would result in such violation; or (iii) such recovery would jeopardize the qualified status of a tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
Method of Recoupment
The Board will determine, in its sole discretion, the method for recouping the Excess Amount hereunder which may include, without limitation:
a)Requiring reimbursement of cash incentive compensation previously paid;
b)Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
c)Offsetting the Excess Amount from any compensation otherwise owed by the Company to the Covered Executive;
d)Canceling outstanding vested or unvested equity awards; and/or
e)Taking any other remedial and recovery action permitted by law, as determined by the Board.
Any Excess Amount must be computed and collected from impacted Covered Executives on a pre-tax basis.

Interpretation
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with any applicable rules or regulations adopted by the Securities and Exchange Commission and the NYSE, or any national securities exchange on which the Company’s shares are then listed, pursuant to Section 10D and 10D-1 of the Exchange Act (the “Applicable Rules”) and any other applicable law and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Board. To the extent the Applicable Rules require recovery of Incentive Compensation in additional circumstances besides those specified above, nothing in this policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules.
Effective Date
This Policy shall be effective as of the date it is adopted by the Board and shall apply to Incentive Compensation that is Received by Covered Executives on or after that date.
Amendment
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect regulations adopted by the Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by the NYSE, or any national securities exchange on which the Company’s shares are then listed.
Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.
Disclosure Required
Pursuant to Item 4-2 of Regulation S-K, in the event of an Accounting Restatement, the Company must disclose the following information:
a)the date the Company was required to prepare an Accounting Restatement and the aggregate dollar amount of erroneously awarded compensation attributable to such Accounting Restatement (including the estimates used in calculating the Excess Amount in the case of awards based on stock price or TSR and an explanation of the methodology used for such estimates);
b)if the aggregate dollar amount of erroneously awarded compensation has not yet been determined, an explanation of the reasons and disclosure of all required information in the next company filing subject to Item 402 of Regulation S-K;
c)the amounts recovered and any amounts that remain outstanding at the end of the Company’s most recent fiscal year (as well as, for each current or former Covered Executives, any amounts that remain outstanding for 180 days or longer since the Company determined the amount owed);
d)if the Company has determined to forego recovery of any amounts as “impracticable,” then it must disclose for each Covered Executive, the amount of recovery foregone and brief description of why recovery was not pursued; and

a)if the Company was required to prepare an Accounting Restatement at any time during or after its last completed fiscal year and concluded that recovery of erroneously awarded Incentive Compensation was not required in connection with such restatement, a brief explanation of why application of the Company’s recovery policy led to such conclusion.

Effective: December 5, 2015
Amended: June 14, 2023